NATIONAL ENERGY SERVICES ENDS FISCAL 2007 WITH RECORD MONTH

--Company’s Substantial Backlog at Year-End Keeps Momentum Strong--

EGG HARBOR TOWNSHIP, NEW JERSEY—November 15, 2007 --National Energy Services Company, Inc. (OTCBB: NEGS), today announced record revenues of over $300,000 for October 2007, the final month of its fiscal year. The Company also said its backlog of orders reached over $470,000, which are scheduled to be installed in fiscal 2008. National Energy Services Company helps long term care, hospitality, and commercial and industrial facilities reduce energy costs through its customized cost effective products and management services.

NEGS president John Grillo said, “Our focus on opening new markets and gaining repeat business from satisfied customers has helped generate a robust fourth quarter and backlog. Fiscal 2007 was a landmark year for us as we demonstrated the benefits of our products and services to customers, a prerequisite for successfully penetrating our select markets. As we approach 2008 energy prices continue to soar and demand for conservation and efficiency are more important than ever. We are investing in expanding our sales team and in marketing our products to take advantage of this opportunity. We believe NEGS is offering the right products at the right time.”

The Company has targeted the skilled nursing facilities, hospitality and the graphic printing industries as prime markets for its products. The Company’s proprietary Ozone Laundry System (OLS) has been installed in over 400 skilled nursing facilities across the country. NEGS recently completed its first OLS test and sale at the Downtown Minneapolis Hilton Hotel, and is currently testing the system in an upscale hotel chain in India. The Company’s energy efficient lighting upgrades are gaining wide acceptance in the printing and graphic design industries, where the push for environmentally conscious facilities is a priority.

About National Energy Services Company, Inc.

National Energy Services Company is engaged in the business of providing state-of-the-art, comprehensive and cost-driven energy products and management aimed at lowering energy consumption and helping its customers buy energy more efficiently. Our services are designed to bring our customer minimal or no out of pocket cost. Our services include the Ozone Laundry System (OLS), Lighting Upgrades, Mechanical Systems (HVAC), Water/Sewer Conservation Methods and Energy Management.  These aggregated energy management services are primarily marketed to commercial, industrial, hospitality and long term care facilities.

This release may contain projections or other forward-looking statements regarding future events or the future financial performance of National Energy Services Company. These statements are only predictions and reflect the current beliefs and expectations of National Energy Services Company. Actual events or results may differ materially from those contained in the projections or forward-looking statements. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) National Energy Services Company’s unproven business model and limited operating history, (ii) National Energy Services Company’s history of losses, (iii) the significant fluctuation to which National Energy Services Company’s quarterly revenues and operating results are subject, (iv) other factors detailed in documents National Energy Services Company files from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contact:

Vicki Weiner

VMW Corporate & Investor Relations

212-616-6161

info@vmwcom.com

www.nescorporation.com